Exhibit 99.2
PUERTO RICO SAVINGS & INVESTMENT PLAN
Financial Statements and Supplemental Schedule
December 31, 2009 and 2008
(With Report of Independent Registered Public Accounting Firm Thereon)

PUERTO RICO SAVINGS & INVESTMENT PLAN
TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2009 and 2008	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2009 and 2008	3

Notes to Financial Statements	4 — 11

Supplemental Schedule — Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2009	12

Note:	Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm
RAI Employee Benefits Committee of Puerto Rico Savings & Investment Plan:
We have audited the accompanying statements of net assets available for benefits of Puerto Rico Savings & Investment Plan, referred to as the Plan, as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in its net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP
Greensboro, North Carolina
June 15, 2010

PUERTO RICO SAVINGS & INVESTMENT PLAN
Statements of Net Assets Available for Benefits
December 31, 2009 and 2008

	2009	2008
Assets:
Investments, at fair value:
Mutual funds:
Vanguard LifeStrategy Conservative Growth Fund	$1,614,363	$1,398,952
Vanguard LifeStrategy Growth Fund	602,818	487,776
Vanguard LifeStrategy Moderate Growth Fund	459,071	389,553
Vanguard Total International Stock Index Fund	443,783	314,570
Vanguard Total Stock Market Index Fund	1,806,969	1,360,066
Vanguard Retirement Savings Trust	3,151,085	2,806,793
Vanguard Retirement Savings Trust Wrapper Contracts	1,853	1,454
RAI Common Stock Fund	160,977	113,436

Total investments	8,240,919	6,872,600
Participant loans	292,889	255,995
Other	2,662	—

Net assets available for benefits before adjustment for
fully benefit-responsive investments	8,536,470	7,128,595
Adjustment from fair value to contract value for fully
benefit-responsive investments	(68,161)	36,713

Net assets available for benefits	$8,468,309	$7,165,308

See accompanying notes to financial statements.

PUERTO RICO SAVINGS & INVESTMENT PLAN
Statements of Changes in Net Assets Available for Benefits
Years ended December 31, 2009 and 2008

	2009	2008
Investment income (loss):
Net appreciation (depreciation) in fair value of investments	$857,407	$(1,901,978)
Interest and dividend income	209,812	247,445

Total investment income (loss)	1,067,219	(1,654,533)

Interest income from participant loans	13,840	16,611

Contributions:
Employer contributions	448,227	560,220
Participant contributions	413,485	550,555

Total contributions	861,712	1,110,775

	1,942,771	(527,147)
Deductions — benefits paid to participants	639,770	465,665

Net increase (decrease) in net assets available for benefits	1,303,001	(992,812)
Net assets available for benefits at beginning of year	7,165,308	8,158,120

Net assets available for benefits at end of year	$8,468,309	$7,165,308

See accompanying notes to financial statements.

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008
(1)	Plan Description

The following brief description of the Puerto Rico Savings & Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.
(a)	General

The Plan is a voluntary defined contribution retirement plan covering all regular, full-time employees, and non-regular employees as defined in the Plan document, of R. J. Reynolds Tobacco (CI), Co., a Cayman Islands corporation, referred to as the Company, in Puerto Rico. Reynolds American Inc., referred to as RAI, is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee of the Plan, and The Vanguard Group, referred to as Vanguard, served as the recordkeeper for the Plan until October 1, 2009. Effective as of October 1, 2009, Fidelity Investments was appointed as the recordkeeper of the Plan.

Effective October 1, 2009, the RAI Employee Benefits Committee changed the Plan name to the “Puerto Rico Savings & Investment Plan” from “Savings and Investment Plan for Employees of R.J. Reynolds Tobacco in Puerto Rico.”

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

(b)	Contributions

Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contribution. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions made by participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of basic contributions made by participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the Company or participating subsidiaries make Retirement Enhancement Contributions to accounts of eligible participants equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006. Contributions are subject to certain Puerto Rico Internal Revenue Code limitations.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
(Continued)

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008
(d)	Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies, age 65, or upon the occurrence of certain events as defined in the Plan document.

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments to any of seven investment fund options. Participants may change or transfer their investment options at any time via telephone or a secure Internet website.

(f)	Loans to Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months or $50,000 and limited by certain restrictions in the Plan document. Loan terms shall not be for more than five years, except for the purchase of a primary residence, which shall not exceed ten years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest is paid ratably through payroll deductions.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy.

(h)	Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan; however, for the Plan years ended December 31, 2009 and 2008, these administrative expenses were paid by the Company. Administrative expenses paid by the Company for the years ended December 31, 2009 and 2008, were $74,699 and $64,775, respectively.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. During 2009 and 2008, employer contributions were reduced by forfeited nonvested accounts of $12,397 and $16,060, respectively. At December 31, 2009 and 2008, forfeited nonvested accounts totaled $3,442 and $334, respectively.
(Continued)

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008
(2)	Summary of Significant Accounting Policies
(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

(b)	Investment Valuation and Income Recognition

Investments are reported at fair value. See note 6 for discussion of fair value measurement.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit- responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the plan’s gains and losses on investments purchased and sold as well as held during the year.

(c)	Valuation of Loans to Participants

Loans to participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.
(Continued)

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008
(e)	Risks and Uncertainties

The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements and schedule.

(f)	Payment of Benefits

Benefits are recorded when paid.
(3)	Investments

The following table presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2009 and 2008. Except for Vanguard Retirement Savings Trust, which is shown at contract value, all the funds are shown at fair value.

	December 31
	2009	2008
Vanguard LifeStrategy Conservative Growth Fund, 106,770 and 105,184 shares, respectively	$1,614,363	$1,398,952
Vanguard LifeStrategy Growth Fund, 30,819 and 30,486 shares, respectively	602,818	487,776
Vanguard LifeStrategy Moderate Growth Fund, 25,951 and 25,832 shares, respectively	459,071	389,553
Vanguard Total Stock Market Index Fund, 72,832 and 62,388 shares, respectively	1,806,969	1,360,066
Vanguard Total International Stock Index Fund, 30,797 and 29,154 shares, respectively	443,783	314,570
Vanguard Retirement Savings Trust, 3,084,777 and 2,844,960 shares, respectively	3,084,777	2,844,960
(Continued)

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008
The Plan’s investments, including gains and losses on investments bought and sold, and those held during the period, appreciated (depreciated) in value as follows:

	Year ended December 31
	2009	2008
Mutual funds	$819,067	$(1,838,870)
RAI Common Stock Fund	38,340	(63,108)

Net appreciation (depreciation) in fair value of investments	$857,407	$(1,901,978)

(4)	Related Party Transactions

Certain Plan investments are shares of mutual funds and units of participation in the Retirement Savings Trust, a collective trust fund, both of which are managed by Vanguard. Vanguard was the recordkeeper as defined by the Plan through September 30, 2009; therefore, these transactions qualify as party-in-interest transactions.

The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the changes in value of the RAI Common Stock Fund included in Plan assets. RAI Common Stock Fund dividends for the years ended December 31, 2009 and 2008 were $10,101 and $8,469, respectively. The RAI common stock shares held in the fund as of December 31, 2009 and 2008 were 3,030 valued at $52.97 per share and 2,814 valued at $40.31 per share, respectively.

(5)	Collective Trust with Asset Management Company

The Plan is party to a benefit-responsive collective trust with Vanguard. Vanguard maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The collective trust issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The collective trust is included in the financial statements at fair value and adjusted to contract value as reported to the Plan by Vanguard. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 3.15% for the year ended December 31, 2009. The contract rates ranged from 3.56% to 5.50% at December 31, 2009. The crediting interest rate is based on a formula agreed upon with the issuer but may not be less than certain percentages.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents (including complete or partial Plan terminations or merger with another plan), (ii) changes to Plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the Plan sponsor or other Plan sponsor events (e.g. divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the Plan, or (iv) the
(Continued)

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008
failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemptions under ERISA. The Plan Administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, has occurred or is probable of occurring.

(6)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1: inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2: inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2009 and 2008:

	Assets at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Mutual funds	$4,927,004	$—	$—	$4,927,004
Common collective trust funds	—	3,152,938	—	3,152,938
RAI Common Stock Fund	—	160,977	—	160,977

Total investments at fair value	$4,927,004	$3,313,915	$—	$8,240,919

(Continued)

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008

	Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Mutual funds	$3,950,917	$—	$—	$3,950,917
Common collective trust funds	—	2,808,247	—	2,808,247
RAI Common Stock Fund	—	113,436	—	113,436

Total investments at fair value	$3,950,917	$2,921,683	$—	$6,872,600

Following is a description of the valuation methodologies used for assets measured at fair value:

Mutual funds are valued based on the quoted market prices of shares held by the Plan at year-end. The Plan’s investment in the RAI Common Stock Fund is stated at fair value based on the quoted market prices of underlying RAI common stock held by the fund. Investments in collective trusts are stated at fair value on the statement of net assets available for benefits with an adjustment from fair value to contract value for fully benefit-responsive collective trusts. The valuation at year end is based on audited financial statements of the collective trusts.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

(7)	Income Tax Status

The Plan’s latest determination letter issued by the Puerto Rico Treasury Department is dated October 5, 2004. The Plan has been amended since receiving this determination letter. The Plan is intended to comply with Section 1165(a) of the Puerto Rico Income Tax Act of 1954, referred to as ITA. The Plan is required to operate in conformity with the ITA to maintain its qualified status. The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan’s qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the ITA, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

(8)	Plan Termination

Although it has not expressed any intent to do so, the RAI Employee Benefits Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions and earnings thereon.
(Continued)

PUERTO RICO SAVINGS & INVESTMENT PLAN
Notes to Financial Statements
December 31, 2009 and 2008
(9)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2009	2008
Net assets available for benefits per the financial statements	$8,468,309	$7,165,308
Adjustment to increase (decrease) contract value to fair value for fully benefit-responsive investment contracts	68,161	(36,713)

Net assets available for benefits per the Form 5500	$8,536,470	$7,128,595

The following is a reconciliation of investment income (loss) per the financial statements to the Form 5500:

	2009	2008
Total investment income (loss) per the financial statements	$1,067,219	$(1,654,533)
Adjustment to increase (decrease) contract value to fair value for fully benefit-responsive investment contracts	68,161	(36,713)
Reversal of prior year adjustment to decrease (increase) contract value to fair value for fully benefit-responsive investment contracts	36,713	(19,121)

Total investment income (loss) per the Form 5500	$1,172,093	$(1,710,367)

(10)	Subsequent Event

In May 2010, the Plan Sponsor announced that it will close its manufacturing facility located in Yabucoa, Puerto Rico by the end of August 2010. As a result of the plant closure, approximately 60 manufacturing employees’ jobs will be eliminated.

PUERTO RICO SAVINGS & INVESTMENT PLAN
Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2009

		Description of investment, including	Number of
		maturity date, rate of interest,	shares		Current
	Identity of issue, borrower, lessor or similar party	collateral, par or maturity value	or units	Cost	value
*	Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	106,770	**	$1,614,363
*	Vanguard LifeStrategy Growth Fund	Mutual Fund	30,819	**	602,818
*	Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	25,951	**	459,071
*	Vanguard Total International Stock Index Fund	Mutual Fund	30,797	**	443,783
*	Vanguard Total Stock Market Index Fund	Mutual Fund	72,832	**	1,806,969
*	Vanguard Retirement Savings Trust	Common/Collective Trust Fund	3,084,777	**	3,151,085
*	Vanguard Retirement Savings Trust Wrapper Contracts	Common/Collective Trust Fund	—	**	1,853
*	RAI Common Stock Fund	Company Stock Fund	3,030	**	160,977
	Participant Loans	Participant loans, 61 loans with interest rates ranging from 4.25% to 9.25% and maturity dates ranging from January 12, 2010 to December 15, 2014	—	—	292,889

	Total assets held for investment purposes				$8,533,808

*	Denotes a party-in-interest.

**	Cost information is not required for participant-directed investments and, therefore, is not included.
See accompanying report of independent registered public accounting firm.